Filed pursuant to Rule 424(b)(3)

Registration No. 333-266777

PROSPECTUS SUPPLEMENT No. 44

(to Prospectus dated August 22, 2022)

PARKERVISION, INC.

16,638,353 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated August 22, 2022, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling shareholders listed in the Prospectus of up to 16,638,353 shares of our common stock, par value $0.01 per share (“Common Stock”) issuable upon conversion of, and for the payment of interest from time to time at our option for convertible promissory notes dated between May 10, 2022 and August 3, 2022 with a fixed conversion price of $0.13 per share.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2026.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 13, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2026

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01              Entry into a Material Definitive Agreement.

On March 13, 2026, ParkerVision, Inc., a Florida corporation (the “Company”) entered into  exchange agreements (each an "Exchange Agreement" and collectively, the "Exchange Agreements") with certain holders (the "Holders") of the Company's outstanding convertible promissory notes (the "Exchange Notes").

Pursuant to the Exchange Agreements,  the Holders agreed to exchange the outstanding principal amount of the Exchange Notes held by them, together with accrued and unpaid interest thereon through the closing date of the exchange, for shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at an exchange price of $0.21 per share (the “Exchange Price”).

The exchanges were effected pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), which provides an exemption from registration for securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

In connection with the exchanges, the Company issued an aggregate of 3,277,099 shares of Common Stock to the Holders in exchange for the cancellation of Exchange Notes having an aggregate outstanding principal amount of $675,000 and accrued and unpaid interest of approximately $13,200.

Upon completion of the exchanges, the Exchange Notes surrendered by the Holders were cancelled and extinguished and are no longer outstanding.

The Exchange Agreements contain customary representations and warranties of the parties and provide that the Exchange Shares are being issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.  The foregoing description of the Exchange Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Exchange Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02              Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

On March 13, 2026, the Company issued an aggregate of 3,277,099 shares of its Common Stock to the Holders in exchange for the cancellation of Exchange Notes having an aggregate outstanding principal amount of  $675,000 and accrued and unpaid interest of approximately $13,200.

The shares of Common Stock issued in the exchanges (the “Exchange Shares”) were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act. The Exchange Shares were issued solely to existing holders of the Exchange Notes and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchanges.

 Item 9.01              Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.1*	Form of Exchange Agreement, dated March 13, 2026, between ParkerVision, Inc. and the noteholders party thereto *
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2026
PARKERVISION, INC.

By: /s/ Cynthia French
Cynthia French
Chief Financial Officer